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                                                                    EXHIBIT 23.1




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                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders,
The Progressive Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 24, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders, which is incorporated by reference in The Progressive Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 24, 2001 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.


                         /s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
November 16, 2001